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                                                                     EXHIBIT 5.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                              September 30, 1998



Infoseek Corporation
1399 Moffett Park Drive
Sunnyvale, California 94089

     RE:  REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about September 30, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of up to 521,000 shares of your Common Stock (the "Shares"), to be offered for sale by the Selling Shareholders named therein. We have reviewed your charter documents and the corporate proceedings taken by you in connection with the issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares have been duly authorized, were legally issued and are fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                   Very truly yours,


                                   /s/ Wilson Sonsini Goodrich & Rosati
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                                   Wilson Sonsini Goodrich & Rosati
                                   Professional Corporation